Exhibit 3.3

Amended and Restated
Articles of Incorporation
of
Znergy, Inc.

ARTICLE I
CORPORATE NAME
The name of this corporation is: ZNERGY, INC.

ARTICLE II
CORPORATE PURPOSE
The Corporation is organized to undertake and engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

ARTICLE III
CAPITALIZATION
3.1          Authorized Capital Stock.  The total number of shares which the Corporation shall have the authority to issue is Six Hundred Million (600,000,000) shares of capital stock, such total number of shares consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.0001 par value per share, and One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value share.  All of the shares of the Corporation’s capital stock shall be non-assessable.
3.2          Preferred Stock.  The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variation, if any, the qualification, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (a “Director’s Resolution”).  The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but shall not be limited to, determination of the following:
(a)          The distinctive serial designation and number of shares comprising each such series;
(b)          The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;
(c)          Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;
(d)          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(e)          The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;
(f)          Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the Corporation or any other series of Preferred Stock of the Corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;
(g)          Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;
(h)          Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and;
(i)          Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and as shall now or hereafter be permitted by the Nevada Revised Statues, as amended.
3.3          Common Stock. Except as otherwise required by law or these Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director's Resolution, all shares of Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one (1) vote.
3.4          Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director's Resolution.
ARTICLE 4
REGISTERED OFFICE AND AGENT
The street address of the registered office of the Corporation is 3773 Howard Hughes Pkwy #500s, Las Vegas, NV 89169.  The name of the Corporation's registered agent at that office is InCorp Services, Inc. Upon completion of filing of these Amended and Restated Articles of Incorporation with the Nevada Secretary of State, the Secretary of State may send a copy of these Amended and Restated Articles to the registered agent at the above address of the Corporation's registered office.
ARTICLE 5
INDEMNIFICATION OF OFFICERS AND
DIRECTORS
To the fullest extent permitted by the Nevada Revised Statutes or any other applicable law as now in effect or as it may hereafter be amended, and within the meaning of and in accordance with NRS 78.7502:
5.1          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this ARTICLE 5.

5.2          The limitation of liability contemplated in this ARTICLE 5 shall not extend to (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of NRS 78.300, or (d) an intentional violation of criminal law.
5.3          Any repeal or modification of this ARTICLE 5 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
5.4          Without limitation, this ARTICLE 5 shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Nevada Revised Statutes, as the same exists or may hereafter be amended, as well as any applicable interpretation of Nevada law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.
ARTICLE 6
INCORPORATOR
The name of the incorporator is Nissim Trabelsi.

ARTICLE 7
AMENDED AND RESTATED ARTICLES

These Amended and Restated Articles of Incorporation supersede the Corporation’s Articles of Incorporation and all amendments thereto.
These Amended Restated Articles of Incorporation were duly adopted by the shareholders of the corporation by written consent on the 13th day of May, 2016. The number of shares of the corporation’s common stock outstanding at the time of adoption of these Amended and Restated Articles of Incorporation was 180,050,000. The number of votes entitled to be cast was 180,050,000.  There were 94,498,335 votes cast in favor of the Amended and Restated Articles of Incorporation by written consent, and no votes were cast against.

DATED the 13th day of May, 2016.

By:          /s/ Christopher J. Floyd
      Christopher J. Floyd, President and Director

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